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                 LINCOLN NATIONAL GROWTH AND INCOME FUND, INC.
                            ARTICLES SUPPLEMENTARY

To the State Department
of Assessments and Taxation
State of Maryland

     FIRST: The name of the corporation (the "corporation") is LINCOLN NATIONAL GROWTH AND INCOME FUND, INC.

     SECOND: In accordance with Maryland General Corporation Law, Section 2-105(c), the Board of Directors of the corporation has, by resolution, authorized an increase in the total number of shares of capital stock that the corporation has authority to issue.

     THIRD: Immediately before the increase, the total number of shares of stock that the Corporation had authority to issue was 100,000,000 shares, with the par value of $.01 per share, all of which were of a single class designated Common Stock, such shares having an aggregate par value of $1,000,000.

     After the increase, the total number of shares of stock that the corporation shall have authority to issue is 150,000,000 shares, with the par value of $.01 per share, all of which shall be of a single class designated Common Stock, such shares having an aggregate par value of $1,500,000.

     FOURTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

     IN WITNESS WHEREOF, Lincoln National Growth and Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries on February 11, 1997.

ATTEST:                                LINCOLN NATIONAL GROWTH AND
                                        INCOME FUND, INC.


/s/ Cynthia A. Rose                    /s/ Kelly D. Clevenger
----------------------------           ---------------------------------
Cynthia A. Rose, Secretary             Kelly D. Clevenger, President

     THE UNDERSIGNED, Kelly D. Clevenger, President, of Lincoln National Growth and Income Fund, Inc., who executed on behalf of said corporation, the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                      /s/ Kelly D. Clevenger
                                      --------------------------------------
                                       Kelly D. Clevenger, President
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                 LINCOLN NATIONAL GROWTH AND INCOME FUND, INC.

                          Board of Directors Meeting

                               February 11, 1997


     RESOLVED, That the total number of shares of stock which the Corporation shall have authority to issue be increased from 100,000,000 to 150,000,000 shares, with a par value of $.01 per share, all of which shall be of a single class designated Common Stock, such shares having an aggregate par value of $1,500,000.

     RESOLVED FURTHER, That the officers of the Corporation are authorized and directed to take any and all action which they deem necessary or appropriate to effect this resolution, including executing and filing Articles Supplementary pursuant to Maryland General Corporation Law, Section 2-208.1, and to take such further action as may be necessary or appropriate as a result of filing said Articles Supplementary.